CITIBANK, N.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET	Citibank, N.A. and Subsidiaries
In millions of dollars. except shares	June 30, 2010 (Unaudited)	December 31, 2009
Assets
Cash and due from banks	$20,128	$20,246
Deposits with banks	132,946	154,372
Federal funds sold and securities borrowed or purchased under agreements to resell	29,174	31,434
Trading account assets (including $785 and $914 pledged to creditors at June 30, 2010 and December 31, 2009, respectively)	143,568	156,380
Investments (including $5,238 and $3,849 pledged to creditors at June 30, 2010 an( December 31, 2009, respectively)	255,468	233,086
Loans, net of unearned income	477,897	477,974
Allowance for loan losses	(20,872)	(22,685)
Total loans, net	$457,025	$455,289
Goodwill	9,839	10,200
Intangible assets, including MSRs	6,237	8,243
Premises and equipment, net	4,496	4,832
Interest and fees receivable	6,353	6,840
Other assets	92,643	80,439
Total assets	$1,157,877	$1,161,361

The following table presents certain assets of consolidated VIEs, which are included in the Consolidated Balance Sheet above.  The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs on the following page, and are in excess of those obligations.

June 30, 2010
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs
Cash and due from banks (including segregated cash and other deposits)	$ 2,228
Trading account assets	32
Investments	8,914
Loans, net of unearned income
Consumer (including $2,590 at lair value)	41,892
Corporate (including $392 at fair value)	21,593
Loans, net of unearned income	$63,485
Allowance for loan losses	(303)
Total loans, net	$63,182
Other assets	1,775
Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$76,131

[Statement continues on the following page]

CITIBANK, N.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (Continued)	Citibank, N.A. and Subsidiaries
In millions of dollars. except shares	June 30, 2010 (Unaudited)	December 31, 2009

Liabilities
Non-interest-bearing deposits in U.S. offices	$66,524	$76,729
Interest-bearing deposits in U.S. offices	188,010	176,149
Non-interest-bearing deposits in offices outside the U.S.	42,256	39,414
Interest-bearing deposits in offices outside the U.S.	474,629	479,350
Total deposits	$771,419	$771,642
Trading account liabilities	58,703	52,010
Purchased funds and other borrowings	63,156	89,503
Accrued taxes and other expenses	8,277	9,046
Long-term debt and subordinated notes	92,394	82,086
Other liabilities	41,206	39,181
Total liabilities	$1,035,155	$1.043,468
Citibank stockholder's equity
Capital stock ($20 par value) outstanding shares: 37,534,553 in each period	$751	$751
Surplus	109,099	107,923
Retained earnings	23,975	19,457
Accumulated other comprehensive income (loss)(1)	(12,227)	(11,532)
Total Citibank stockholder's equity	$121,598	$116,599
Noncontrolling interest	1,124	1,294
Total equity	$122,722	$1 17,893
Total liabilities and equity.	S1,157,877	$1,161.361

(1)
Amounts at June 30,2010 and December 31, 2009 include the after-tax amounts for net unrealized gains (losses) on investment securities of $(2.948) billion and $(4.735) billion, respectively, for foreign currency translation of $(5.963) billion and $(3.255) billion, respectively, for cash flow hedges of $(2.141) billion and $(2.367) billion, respectively, and for pension liability adjustments of $(1.175) billion and $(1.175) billion, respectively.

See Notes to the Consolidated Financial Statements.

The following table presents certain liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Citigroup.

June 30, 2010

Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup:
Short-term borrowings	$28,258
Long-term debt (including $2,766 at fair value)	35,862
Other liabilities	2,928
Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup	$67,048